Exhibit 10.7

February 10, 2014

Mr. David Derrick
Chief Executive Officer Chairman of the Board ActiveCare,   Inc.
1365 West Business Park Drive
Orem, UT 84058

Dear David,

After numerous discussions and serious reflection on my part it is with regret that I submit my resignation as a member of the Board of Directors ActiveCare, Inc.

I have had no disagreements with you, management or the Company, but want to spend my time at working on my own businesses.

I appreciate the time I have spent with you and the Company and wish you the best of luck going forward. My resignation will be effective as soon as possible but no later than February 14, 2014 or the date of the next board meeting. In the interim, please call me with any help that you may need to effect an orderly transition.

Sincerely,

/s/ Jack Johnson
Jack Johnson